LICENSE AGREEMENT

            This AGREEMENT made this 27th day of October, 1994 by and between NORTHWESTERN UNIVERSITY ("NORTHWESTERN"), an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208, and IMMTECH INTERNATIONAL INC. ("COMPANY"), a Delaware corporation having a principal office at 1890 Maple Avenue, Suite 110, Evanston, Illinois 60201 (hereinafter "IMMTECH").

                                WITNESSETH THAT:

            WHEREAS, NORTHWESTERN represents that Samar Makhlouf, Mark Pankow, and Byron Anderson (the Inventors) all being employees of NORTHWESTERN at the time of the invention, have made certain inventions in the field of "Immunoassay for Identifying Alcoholics and Monitoring Alcohol Consumption" (NU 9134), and that a patent has been applied for thereon, having United States Serial Number 07/765,169 in September 1991.

            WHEREAS, NORTHWESTERN, subject to U.S. government obligations has the right to make, use, sell, and grant licenses under the INVENTION and PATENT RIGHTS as defined herein; and NORTHWESTERN wishes to have the INVENTION, as defined by the PATENT RIGHTS, utilized for the public interest; and

            WHEREAS IMMTECH desires to obtain a license to manufacture, sell, and use the INVENTION and PATENT RIGHTS defined herein and upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the promises and the faithful performance of the covenants contained herein, IT IS AGREED:

      1.0 DEFINITIONS

            For the purposes of this Agreement, and solely for that purpose, the terms hereinafter set forth shall be defined as follows:

            1.1 "INVENTION" shall mean the invention as described in EXHIBIT A, and/or as covered in the PATENT RIGHTS and/or TECHICAL INFORMATION

            1.2 "PATENT RIGHTS" shall mean any United States patent for the INVENTION together with any divisional, continuation, or other continuation-in-part applications based thereon, and any patents resulting from any of said applications, and any reissues or extensions based on any such patents, and any foreign counterparts pending or issued thereof.

            1.3 "LICENSED PRODUCT" shall mean any products or processes employing any INVENTION as described in EXHIBIT A, or as described by any valid claim in an unexpired patent, which patent application or patent is included in the PATENT RIGHTS.

            1.4 "FIELD OF USE" shall mean the exclusive use of the INVENTION and PATENT RIGHTS for QUANTITATIVE diagnostics.

            1.5 "NET SALES PRICE" shall mean the gross sales price of any LICENSED PRODUCT made and sold pursuant to this Agreement, less allowances to customers for damaged or returned products and the amounts of discounts, transportation charges, and all sales and excise taxes and duties paid, absorbed, or allowed.

            1.6 "AFFILIATE" shall mean any corporation or other legal entity (a) owning or controlling, directly or indirectly, more than fifty percent of the voting capital shares of IMMTECH, (b) more than fifty percent of the voting capital shares of which are owned or controlled, directly or indirectly, by IMMTECH; or (c) more than fifty percent of the voting capital shares of which are owned or controlled, directly or indirectly, by a legal entity which owns or controls, directly or indirectly more than fifty percent of the voting capital shares of IMMTECH.

            1.7 "QUANTITATIVE DIAGNOSTICS" shall mean the use of immunoassays that yield a quantitative answer and are generally performed via enzyme-linked antibody methodology.

            1.8 "TECHNICAL INFORMATION" shall mean NORTHWESTERN's technical information and know-how relating to the INVENTION, including technical data, plans, specifications, and drawings.

      2.0 LICENSE

            2.1 NORTHWESTERN hereby grants to IMMTECH and IMMTECH hereby accepts from NORTHWESTERN, upon the terms and conditions herein specified, a worldwide, exclusive, and non-assignable (except as herein specified) License to use the INVENTION and PATENT RIGHTS to test, evaluate, and develop the INVENTION and LICENSED PRODUCT covered hereby and to make, have made, use and sell the products in the FIELD OF USE thereof during the term of this Agreement, and during the term of any extension thereof, unless sooner terminated as hereinafter provided.

            2.2 NORTHWESTERN hereby grants to IMMTECH and IMMTECH hereby accepts from NORTHWESTERN, upon the terms and conditions herein specified, the right to extend the License granted hereunder to its sublicensee(s). IMMTECH shall promptly notify NORTHWESTERN in writing that a sublicense has been granted no later than thirty (30) days after the effective date of the sublicense. IMMTECH may negotiate such terms as it chooses for each sublicense, provided that NORTHWESTERN shall receive a royalty for all sales made by sublicensee(s) at the rate provided for in this Agreement.

            2.3 If IMMTECH shall so notify NORTHWESTERN in writing as provided in Section 2.2 of this Agreement, any sublicensee(s) to whom the License shall have been extended pursuant to Section 2.2. hereof may make the reports and royalty payments specified in Paragraph 3.0. hereof directly to Northwestern on behalf of IMMTECH. For all other sublicensees, IMMTECH shall make said royalty payments to Northwestern. For all sublicensees, Northwestern shall notify IMMTECH and/or the smblicensee of the address to which payment should be sent.

            2.4 NORTHWESTERN retains a non-exclusive, royalty-free, irrevocable License to make, have made and use the INVENTION, PATENT RIGHTS and LICENSED PRODUCT for its own non-commercial uses.

            2.5 Outside the scope of the License between NORTHWESTERN and IMMTECH no other, further, or different license or right, and no further power to sublicense is hereby granted or implied.

      3.0 ROYALTIES, RECORDS AND REPORTS

            3.1 During the term of this Agreement, unless sooner terminated, IMMTECH shall pay to NORTHWESTERN, in the manner hereinafter provided, earned royalties at the rate of six percent (6%) of the NET SALES PRICE of all LICENSED PRODUCT sold by IMMTECH, for the first Ten Million Dollars ($10,000,000) sales, and at the rate of four percent (4%) for sales exceeding Ten Million Dollars, anywhere in the world.

            3.2 IMMTECH shall pay to NORTHWESTERN with respect to all sub-licenses granted by IMMTECH hereunder, a royalty at the rate of thirty percent (30%) of all royalties earned by IMMTECH under such sub-licenses.

            3.3 LICENSED PRODUCT shall be considered sold when sold or invoiced, and if not sold or invoiced, when delivered to a third party.

            3.4 IMMTECH shall be responsible for the performance hereunder of all obligations including payment of royalties, keeping of records, and reporting by IMMTECH and any sublicensee(s) to whom the License shall have been extended pursuant to this Agreement.

            3.5 So long as this Agreement remains in force, IMMTECH shall deliver to NORTHWESTERN, within sixty (60) days after the first day of January, April, July and October of each year, a true and accurate report, giving such particulars of the business conducted by IMMTECH and its sublicensee(S) during the preceding three (3) months under this Agreement as are necessary to accurately account for sales subject to royalties under this Agreement.

            3.6 Simultaneously with the delivery of each report required by the preceding paragraph 3.4, IMMTECH shall pay to NORTHWESTERN the net royalties and any other such payment due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported.

            3.7 All payments from IMMTECH to NORTHWESTERN shall be in U.S. dollars. Royalties for sales made by IMMTECH in foreign currencies shall be paid to Northwestern in U.S. Dollars at a conversion rate equal to the quarter average of daily composite closing exchange rates for the quarter in which sales were made as published by the Wall Street Journal.

            3.8 In case of any delay in payment by IMMTECH to NORTHWESTERN not occasioned by force majeure, interest at the rate of one percent (1%) per month, assessed from the thirty-first day after the due date of said payment, shall be due by IMMTECH without any special notice.

            3.9 Royalties shall accrue in accordance with this Agreement, upon the first sale of LICENSED PRODUCT.

            3.10 IMMTECH shall keep full, true, and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to NORTHWESTERN by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at IMMTECH'S principal place of business. Said books and the supporting data shall be available for inspection by Northwestern at reasonable times upon reasonable notice to IMMTECH for three (3) years following the end of the calendar year to which they pertain, to inspection by NORTHWESTERN for the purpose of verifying IMMTECH'S royalty statements, or IMMTECH'S compliance in other respects with this Agreement.

            3.11 IMMTECH shall reimburse NORTHWESTERN for all out-of-pocket costs of filing, prosecution and maintenance for all patent applications and all patents issuing thereon filed and made at the request of IMMTECH. All such patents and patent applications shall become part of the PATENT RIGHTS licensed to IMMTECH hereunder. Such reimbursements shall be made to NORTHWESTERN within sixty (60) days of receipt of invoice by IMMTECH. Any reimbursements made by IMMTECH hereunder shall be creditable by IMMTECH in full against royalty payable by it pursuant to Article 3.1 above.

      4.0 AUDITING

            4.1 NORTHWESTERN and its representatives will be entitled, upon the provision of reasonable notice to IMMTECH, to cause a certified public accountant ("CPA") reasonably acceptable to IMMTECH, to audit such records of IMMTECH. Such audits shall occur during regular business hours, at the audited party's place of business, and not more frequently than twice per year, nor more than twice with respect to any fiscal year. Each such audit shall be designed solely to determine correct amounts payable by one party to the other pursuant to the terms of this Agreement, and to answer specific additional questions to be mutually agreed upon by both parties. While such audit may disclose information relating to the nature of goods sold and the sales price of said goods, under no circumstances shall IMMTECH be required to disclose any confidential information not directly relevant to the calculation of royalties. The CPA will be under confidentiality obligations to the audited party to disclose to the auditing party only the correct amounts payable or receivable by the auditing party, and the answers to such specific agreed upon questions. In the event that an audit reveals any underpayment or undercredit or royalties and/or milestone payments by IMMTECH subject to the provisions herein, IMMTECH will promptly pay or credit to NORTHWESTERN, as the case may be, the full amount of that underpayment or undercredit, together with interest thereon at a rate of one percent (1%) per month, assessed from the thirty-first day after said payment was due. In the event that the audit reveals an underpayment or undercredit of in excess of five percent (5%), IMMTECH or sublicensee, as the case may be, will promptly pay the entire cost of that audit.

      5.0 PERFORMANCE

            5.1 IMMTECH shall use its commercially reasonable efforts to commence and maintain regular commercial production and sale of LICENSED PRODUCT.

            5.2 IMMTECH shall employ its commercially reasonable efforts to develop Licensed Products, and, consistent with prudent and reasonable business practices, to apply for and obtain approval from the FDA for the use and sale of Licensed Products and to market Licensed Products after such approval is obtained.

            5.3 IMMTECH shall use commercially reasonable efforts consistent with prudent business practice to pursue any necessary studies and to seek approvals in countries other than the United States of America to market Licensed Products.

            5.4 IMMTECH shall use commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, to market Licensed Products after appropriate regulatory approval is obtained.

            5.5 NORTHWESTERN, at its discretion, and with the consent of IMMTECH, may utilize IMMTECH'S patent expertise by requesting advice and assistance from IMMTECH on the preparation, filing, prosecution and maintenance of any patent application or patent related directly to the LICENSED PRODUCT. IMMTECH agrees to provide such patent assistance and advice to NORTHWESTERN. IMMTECH does not warrant the results of any legal and/or patent advice offered to NORTHWESTERN pursuant to this Agreement. All final decisions regarding the course of preparation, filing, prosecution and maintenance shall rest with NORTHWESTERN in its sole discretion.

      6.0 TERM AND EXTENSION

            6.1 This License shall continue until the expiration of the last to expire of any patents under PATENT RIGHTS, or for ten (10) years after date of execution of this Agreement in the event no patent issues.

      7.0 TERMINATION

            7.1 If IMMTECH shall become bankrupt or insolvent and/or if the business of IMMTECH shall be placed in the hands of a Receiver, Assignee, or Trustee, whether by the voluntary act of IMMTECH or otherwise, this License will be deemed to have automatically terminated as of a date seven (7) days prior to that event, provided, however, that such termination shall not terminate any obligations which may have accrued prior thereto.

            7.2 Notwithstanding the provisions of Article 5.1, upon any breach or default under this Agreement by IMMTECH, NORTHWESTERN may terminate this License by sixty (60) days written notice by registered mail to IMMTECH. Said notice shall become effective at the end of said period, unless during said period IMMTECH shall cure such breach or default and notify NORTHWESTERN thereof.

            7.3 IMMTECH may terminate this License at any time upon ninety (90) days written notice by registered mail to NORTHWESTERN.

            7.4 Upon termination of this License for any reason, all rights granted hereunder shall revert to NORTHWESTERN for the sole benefit of NORTHWESTERN.

            7.5 IMMTECH's termination of this License shall not operate to terminate any sublicenses made by IMMTECH hereunder. The rights of any and all said sublicensee(s) shall be preserved on the condition that said sublicensee(s) agrees to and performs all terms and conditions of IMMTECH pursuant to this Agreement.

            7.6 IMMTECH's responsibilities and obligations to report to NORTHWESTERN and pay royalties to NORTHWESTERN as to any LICENSED PRODUCTS produced or sold by IMMTECH or its sublicensees under this Agreement prior to termination or expiration hereof shall survive such termination or expiration.

            7.7 In the event that this Agreement is terminated by either party, IMMTECH agrees to provide NORTHWESTERN with names and addresses of sublicensees and copies of all Sublicense Agreements between IMMTECH and sublicensees.

      8.0 ASSIGNMENT

            8.1 This Agreement may be assigned by NORTHWESTERN. This Agreement may be assigned by IMMTECH to the successor of its entire business, or to an entity acquiring significant ownership interest in IMMTECH, or to any partly or wholly-owned subsidiary, but shall not be otherwise assignable by IMMTECH without the prior written consent of NORTHWESTERN which consent shall not be unreasonably withheld.

      9.0 INFRINGEMENT

            9.1 NORTHWESTERN agrees to protect its patents within the PATENT RIGHTS from infringement and prosecute infringers when in its reasonable judgement such action may be proper and justified. IMMTECH shall have the right to sue infringers in its own name if NORTHWESTERN elects not to do so within one hundred twenty (120) days following NORTHWESTERN'S receipt of knowledge of such infringement.

            9.2 In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, the other party hereto shall fully cooperate with the party initiating or carrying on such proceedings.

            9.3 In the event NORTHWESTERN shall institute suit or other legal proceedings to protect or enforce PATENT RIGHTS as provided herein, it shall have sole control of such suit and shall retain any recovery awarded as a result of such suit.

            9.4 In the event IMMTECH shall institute suit or other legal proceedings to protect or enforce PATENT RIGHTS as provided herein, NORTHWESTERN shall have the option to join in such proceedings and shall be entitled to be represented by counsel of its own choosing. From any recovery awarded as a result of any suit or legal proceedings, IMMTECH (i) may deduct the full amount of its expenses of prosecuting the same (including attorney's fees and court costs); (ii) shall pay to NORTHWESTERN, to the extent possible after full payment of (i) above, the full amount of NORTHWESTERN's costs of participating in the same; (iii) shall pay to NORTHWESTERN, after full payment of (i) and (ii) above, the applicable percentage determined under section 3.1 hereof, of any remainder; and (iv) may retain the balance. IMMTECH shall not discontinue or settle any such suit or legal proceedings brought by it without obtaining prior concurrence of NORTHWESTERN, and giving NORTHWESTERN a timely opportunity to continue such proceedings in its own name, under its sole control, at its sole expense, and at its sole recovery.

      10.0 SEVERABILITY

            10.1 Should any part or provision of this Agreement be unenforceable or otherwise in conflict with or in violation of the law of any jurisdiction, the remainder of this Agreement shall remain binding upon the parties.

      11.0 INDEMNITY AND NEGATION OF WARRANTIES

            11.1 IMMTECH agrees to indemnify, hold harmless and defend NORTHWESTERN, its officers, employees, and agents against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of the production or use of the LICENSED PRODUCTS by IMMTECH, its sublicensees, and others purchasing, using and/or receiving the LICENSED PRODUCTS.

            11.2 IMMTECH shall maintain, prior to sale of any LICENSED PRODUCTS, appropriate insurance, in good standing, at least in the amount of five million dollars ($5,000,000) the amount subject to change from time to time as designated by NORTHWESTERN in writing, naming NORTHWESTERN as additional insured. IMMTECH shall deliver to NORTHWESTERN, a certificate of such insurance providing for not less than thirty (30) days notice to NORTHWESTERN of cancellation or material change in the terms of such insurance.

            11.3 Nothing in this Agreement shall be construed as:

                  11.31 a warranty or representation by NORTHWESTERN as to the validity or scope of any Patent Rights; or

                  11.32 a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or;

                  11.33 an obligation by NORTHWESTERN to bring or prosecute actions or suits against third parties for infringement.

            11.4 NORTHWESTERN makes no representation other than those specified in this Agreement. NORTHWESTERN MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF LICENSED PRODUCT.

      12.0 GENERAL

            12.1 IMMTECH shall not use the name of any Inventor listed in PATENT RIGHTS, of any institution with any Inventor has been or is connected, nor of NORTHWESTERN, nor any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from NORTHWESTERN in each case. Similarly, NORTHWESTERN shall not use the name of IMMTECH or any officer, employee or agent of IMMTECH, nor any adaptation of same, in any advertising or promotional literature without prior consent obtained from IMMTECH in each case.

            12.2 Any notice required or permitted to be given by this Agreement shall be given postpaid first class certified mail; unless otherwise stated:

                        TO LICENSEE:      IMMTECH INTERNATIONAL INC.
                                          1890 Maple Avenue
                                          Evanston, Illinois 60201
                                          Attn: Mr. T. Stephen Thompson

                        TO LICENSOR:      NORTHWESTERN UNIVERSITY
                                          Technology Transfer Program
                                          1801 Maple Avenue
                                          Evanston, Illinois 60208-1111
                                          Attn : Administrator

Such addresses may be altered by written notice. If no time limit is specified for a notice required or permitted to be given under this Agreement, the time limit therefor shall be twenty (20) full business days, not including the day of mailing.

            12.3 This Agreement and its effect is subject to and shall be construed and enforced in accordance with the internal laws of the State of Illinois, United States of America.

            12.4 The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other.

            12.5 The captions herein are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

            12.6 Any waiver by either party of the breach of any term or condition of this agreement will not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof.

      13.0 ENTIRE AGREEMENT

            13.1 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement, and merges all prior discussions between them. Neither of the parties shall be bound by any conditions, definitions, warranties, or representations with respect to the subject matter of this Agreement unless as duly set forth on or subsequent to the date hereof in writing signed by a proper and duly authorized representative of the party to be bound thereby.

            IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this Agreement as of the day and the year first above written.

                                          NORTHWESTERN UNIVERSITY


ATTEST: [ILLEGIBLE]                       By: /s/ C. William Kern
       -----------------------               ----------------------------------
                                             C. William Kern, Ph.D.
                                             Vice President for Research

Date: November 8, 1994                    Date: November 8, 1994
     -------------------------                 -------------------------------

                                          IMMTECH INTERNATIONAL INC.


ATTEST: Mary Jane Ryan                    By: [ILLEGIBLE]
       -----------------------               ---------------------------------

Date: November 17, 1994                   Date: November 17, 1994
     -------------------------                 -------------------------------

     --------------------------------
              OFFICIAL SEAL
             MARY JANE RYAN
     NOTARY PUBLIC, STATE OF ILLINOIS
       MY COMMISSION EXPIRES 6-28-98
     --------------------------------